EXHIBIT 3.1
CERTIFICATE OF INCORPORATION
OF
USEC INC.
               FIRST: The name of the corporation is USEC Inc. (hereinafter the “Corporation”).
               SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.
               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law as set forth in Title 8 of the Delaware Code (the “DGCL”).
               FOURTH: A. The total number of shares of stock of all classes that the Corporation shall have authority to issue is 275,000,000 shares. The authorized capital stock is divided into 25,000,000 shares of preferred stock, each having a par value of $1.00 (the “Preferred Stock”), and 250,000,000 shares of common stock, each having a par value of $.10 (the “Common Stock”).
          B. The shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series thereof, the shares of each class or series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such class or series, adopted by the Board of Directors as hereinafter provided.
               Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article FOURTH and to the limitations prescribed by the DGCL, to authorize the issue of one or more classes, or series thereof, of Preferred Stock and with respect to each such class or series to fix by resolution or resolutions providing for the issue of such class or series the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each class or series thereof shall include, but not be limited to, the determination or fixing of the following:
          (i) the maximum number of shares to constitute such class or series, which may subsequently be increased or decreased by resolution of the Board of Directors unless otherwise provided in the resolution providing for the issue of such class or series, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

          (ii) the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;
          (iii) whether the shares of such class or series shall be subject to redemption, in whole or in part, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption, including whether or not such redemption may occur at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event;
          (iv) the terms and amount of any sinking fund established for the purchase or redemption of the shares of such class or series;
          (v) whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;
          (vi) the extent, if any, to which the holders of shares of such class or series shall be entitled to vote with respect to the election of directors or otherwise;
          (vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;
          (viii) the rights of the holders of the shares of such class or series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation; and
          (ix) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such class or series shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series.
          C. The shares of Common Stock of the Corporation shall be of one and the same class. The holders of Common Stock shall have one vote per share of Common Stock on all matters on which holders of Common Stock are entitled to vote.
               FIFTH: The name and mailing address of the Sole Incorporator is as follows: Lynn Buckley, P.O. Box 636, Wilmington, DE 19899.
               SIXTH: A. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

          (i) adopt, amend, alter, change or repeal the By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such new By-Laws had not been adopted;
          (ii) determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action; and
          (iii) exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the By-Laws of the Corporation.
          B. The number of directors constituting the Board of Directors shall be as specified in the By-Laws or fixed in the manner provided therein. Whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by such terms.
          C. Any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election for which such directors have been chosen and until their successors are elected and qualified or their earlier resignation or removal.
          D. Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article FOURTH hereof with respect to any directors elected by the holders of such class or series, any director, or the entire Board of Directors, may be removed from office by the stockholders at any time.
          E. In connection with the exercise of its or their judgment in determining what is in the best interests of the Corporation and its stockholders, the Board of Directors of the Corporation, any committee of the Board of Directors or any individual director may, but shall not be required to, in addition to considering the long-term and short-term interests of the stockholders, consider all of the following factors: provision for the protection of the health and safety of the public and the common defense and security of the United States of America, assurance that adequate enrichment capacity will remain available to meet the demands of the domestic electric utility industry, provision for the continuation by the Corporation of the operation of the Department of Energy’s gaseous diffusion plants, and provision for the protection of the public interest in maintaining reliable and economical uranium mining, enrichment and conversion services. The provisions of this Section shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered.
               SEVENTH: Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article FOURTH hereof, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Special meetings of stockholders of the Corporation may be called only by the Chairman, if there be one, or the President, or pursuant to a resolution adopted by (i) the Board of Directors or (ii) a committee of the Board of Directors that has been designated by the Board of Directors and whose power and authority include the power to call such meetings. Elections of directors need not be by written ballot, unless otherwise provided in the By-Laws.
               EIGHTH: A. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for successful proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred in this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
          B. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.
          C. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.
          D. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this Article EIGHTH with respect to any acts or omissions occurring prior to such repeal or modification.
               NINTH: No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or modification of this Article NINTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act or omission occurring prior to such amendment, repeal or modification.
               TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
               ELEVENTH: A. Statutory Acquisition Restriction. For purposes of this Article ELEVENTH, the term “Statutory Acquisition Restriction” shall mean the acquisition, directly or indirectly, of beneficial ownership by a person or by a number of persons acting together as a group, of securities of the Corporation representing more than ten percent (10%) of the total votes of all outstanding voting securities of the Corporation after the Privatization Date and prior to the third anniversary thereof; provided, however, such restriction shall not apply to (i) any employee stock ownership plan of the Corporation, (ii) members of the underwriting syndicate purchasing shares of Common Stock of the Corporation in stabilization transactions in connection with the privatization of the Company through an initial public offering consummated on the Privatization Date and (iii) in the case of securities beneficially held in the ordinary course of business for others, any commercial bank, broker-dealer, or clearing agency; provided no person for whom such bank, broker-dealer or clearing agency is holding such securities has violated the Statutory Acquisition Restriction. For purposes of this Article ELEVENTH, the term “Privatization Date” shall mean the date of consummation of the initial public offering undertaken to privatize the United States Enrichment Corporation, the government-owned corporation.

          B. Foreign Ownership Restrictions. For purposes of this Article ELEVENTH, the term “Foreign Ownership Restrictions” shall mean any one or more of the following: (i) the beneficial ownership of more than ten percent (10%) of the aggregate number of issued and outstanding shares of Common Stock of the Corporation by or for the account of a foreign person or persons; (ii) the beneficial ownership of any shares of Common Stock of the Corporation by or for the account of a Contravening Person (as defined below); (iii) the acquisition of control (direct or indirect) of the Company by a person or group of persons acting together in any transaction or series of transactions in which the arrangements for financing such person’s or persons’ acquisition of the Corporation involve or will involve receipt of money, from borrowing or otherwise, from one or more foreign persons in an amount in excess of ten percent (10%) of the purchase price of the Corporation’s securities purchased by such person or group of persons, whether such funds are to be used for temporary or permanent financing; or (iv) any ownership of or exercise of rights with respect to shares of Common Stock of the Corporation or other exercise or attempt to exercise control of the Corporation that the Board of Directors determines is inconsistent with or in violation of the regulations, rules or restrictions of a governmental entity or agency which exercises regulatory power over the Corporation, its business, operations or assets or could jeopardize the continued operations of the Corporation’s facilities.
          C. Information Request. If the Corporation has reason to believe that the ownership or proposed ownership of, or exercise of rights with respect to, securities of the Corporation by any person, including record holders, beneficial owners and any person presenting any securities of the Corporation for transfer into its name (a “Proposed Transferee”) may be inconsistent with, or in violation of the Statutory Acquisition Restriction or the Foreign Ownership Restrictions, the Corporation may request of such person and such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, securities of the Corporation by such person is inconsistent with, or in violation of, the Statutory Acquisition Restriction or the Foreign Ownership Restrictions. Any person who is or proposes to be a registered holder of securities of the Corporation shall be obliged to disclose to the Corporation, at the Corporation’s request, the name and address of the beneficial owner of the securities of the Corporation.
          Any person that has filed a Schedule 13D or a Schedule 14D-1 (or in either case, a successor form thereto required by the U.S. Securities and Exchange Commission (the “SEC”)) with respect to the Corporation’s securities and, in the case of the Schedule 13D, which filing indicates any plans or proposals which relate to or would result in the occurrence of any of the events described in Item 4 of Schedule 13D (or its equivalent, if and to the extent that such Item is amended, modified or superseded by another Item or another form of the SEC then in effect) may be requested by the Corporation to provide to the Corporation such information as the Board of Directors may require to confirm that such person’s plans or proposals will not result in a violation of the Statutory Acquisition Restriction or the Foreign Ownership Restrictions.

          The Corporation may require that any information sought under this Section C of Article ELEVENTH be given under oath. The Board of Directors shall be entitled to rely and to act in reliance on any declaration and the information contained therein.
          D. Suspension of Voting Rights; Refusal to Transfer. If any person, including a Proposed Transferee, from whom information is requested should fail to respond to the Corporation’s request pursuant to Section C of this Article ELEVENTH or if the Corporation shall conclude that the ownership of, or the exercise of any rights of ownership with respect to, securities of the Corporation by any person, including a Proposed Transferee, could result in any inconsistency with, or violation of, the Statutory Acquisition Restriction or the Foreign Ownership Restrictions, the Corporation may (i) refuse to permit the transfer of securities of the Corporation to such Proposed Transferee; and/or (ii) suspend or limit voting rights associated with stock ownership by such person or Proposed Transferee if the Board of Directors in good faith believes that the exercise of such voting rights would result in any inconsistency with, or violation of, the Statutory Acquisition Restriction or the Foreign Ownership Restrictions. If the Board of Directors determines that the foregoing measures are not sufficient to ensure compliance with the Statutory Acquisition Restriction or the Foreign Ownership Restrictions, the Corporation may take such action as may be authorized under this Article ELEVENTH. Any action by the Corporation pursuant to the foregoing with respect to the Statutory Acquisition Restriction or the Foreign Ownership Restrictions may remain in effect for as long as the Corporation determines is necessary to comply with the Statutory Acquisition Restriction or the Foreign Ownership Restrictions.
          E. Legends. The Corporation may note on the certificates of its securities that the shares represented by such certificates are subject to the restrictions set forth in this Article TWELFTH.
          F. Joint Ownership. For purposes of this Article ELEVENTH, where the same shares of Common Stock of the Corporation are held or beneficially owned by one or more persons, and any one of such persons is a foreign person or a Contravening Person, then such shares of Common Stock shall be deemed to be held or beneficially owned by a foreign person or Contravening Person, as applicable.
          G. Additional Provisions. The Corporation is hereby authorized to take any other action it may deem necessary or appropriate to ensure compliance with the provisions of this Article ELEVENTH, including, without limitation, suspending or limiting any and all rights of stock ownership which may violate or be inconsistent with the Statutory Acquisition Restriction or the applicable Foreign Ownership Restrictions (other than the right to transfer stock ownership in a transaction consistent with the Statutory Acquisition Restriction and the Foreign Ownership Restrictions). Further, the Corporation may exercise any and all appropriate remedies, at law or in equity in any court of competent jurisdiction, against any holder of its securities or rights with respect thereto or any Proposed Transferee, with a view towards obtaining the information set forth in Section C or preventing or curing any situation which would cause any inconsistency with, or violation of, the Statutory Acquisition Restriction or the Foreign Ownership Restrictions.

          H. Redemption and Exchange. Without limiting the generality of the foregoing and notwithstanding any other provision of this Certificate of Incorporation to the contrary, any shares held or beneficially owned by a foreign person or a Contravening Person shall always be subject to redemption or exchange by the Corporation by action of the Board of Directors, pursuant to Section 151 of the DGCL or any other applicable provision of law, to the extent necessary in the judgment of the Board of Directors to comply with the Foreign Ownership Restrictions. As used in this Certificate of Incorporation, “redemption” and “exchange” are hereinafter collectively referred to as “redemption”, references to shares being “redeemed” shall be deemed to include shares which are being “exchanged”, and references to “redemption price” shall be deemed to include the amount and kind of securities for which any such shares are exchanged. The terms and conditions of such redemption shall be as follows:
     (a) the redemption price of the shares to be redeemed pursuant to this Article ELEVENTH shall be equal to the fair market value of the shares to be redeemed, as determined by the Board of Directors in good faith unless the Board determines in good faith that the holder of such shares knew or should have known its ownership or beneficial ownership would constitute a violation of the Foreign Ownership Restrictions, in which case the redemption price shall be equal to the lower of (i) the fair market value of the shares to be redeemed and (ii) such foreign person’s or Contravening Person’s purchase price for such shares;
     (b) the redemption price of such shares may be paid in cash, securities or any combination thereof and the value of any securities constituting all or any part of the redemption price shall be determined by the Board in good faith;
     (c) if less than all the shares held or beneficially owned by foreign persons are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;
     (d) at least 30 days’ written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or redemption securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed, duly endorsed in blank or accompanied by duly executed proper instruments of transfer;
     (e) from and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights attaching to such shares of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof thenceforth shall be entitled only to receive the cash or securities payable upon redemption; and

     (f) the redemption shall be subject to such other terms and conditions as the Board of Directors shall determine.
          I. Board Action. The Board of Directors shall have the exclusive right to interpret all issues arising under this Article ELEVENTH (including but not limited to determining whether a person is a foreign person or a Contravening Person, whether a person is an Affiliate of another person, whether a person controls or is controlled by another person and whether a person is the beneficial owner of the securities of the Corporation) and the determination of the Board under this Article shall be final and binding. The Bylaws of the Corporation may make appropriate provisions to effectuate the requirements of this Article ELEVENTH to the extent set forth herein and the Board may, at any time and from time to time, adopt such other or additional reasonable procedures as the Board may deem desirable or necessary to comply with the Statutory Acquisition Restriction or the Foreign Ownership Restrictions or to carry out the provisions of this Article ELEVENTH.
          J. Certain Definitions. For purposes of this Article ELEVENTH,
          “Affiliate” and “Affiliated” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
          “Contravening Person” shall mean (i) a person having a significant commercial relationship with a Foreign Enrichment Provider with respect to uranium or uranium products or (ii) a Foreign Competitor.
          “Foreign Competitor” shall mean a Foreign Enrichment Provider or a person Affiliated with a Foreign Enrichment Provider in such a manner as to warrant application of the Foreign Ownership Restrictions to such person.
          “Foreign Enrichment Provider” shall mean any person incorporated, organized or having its principal place of business outside of the United States which is in the business of enriching uranium for use by nuclear reactors or any person incorporated, organized or having its principal place of business outside of the United States which is in the business of creating a fissile product capable of use as a fuel source for nuclear reactors in lieu of enriched uranium.
          “foreign person” shall mean (i) an individual who is not a citizen of the United States of America; (ii) a partnership in which any general partner is a foreign person or the partner or partners having a majority interest in partnership profits are foreign persons; (iii) a foreign government or representative thereof; (iv) a corporation, partnership, trust, company, association or other entity organized or incorporated under the laws of a jurisdiction outside of the United States and (v) a corporation, partnership, trust, company, association or other entity that is controlled directly or indirectly by any one or more of the foregoing.
          “person” shall include natural persons, corporations, partnerships, companies, associations, trusts, joint ventures and other entities.

          K. Amendment. Any amendment, alteration, change or repeal of this Article ELEVENTH shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) the affirmative vote of holders of at least two-thirds of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.
               TWELFTH: The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation. Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article FOURTH hereof and which relate to such class or series of Preferred Stock, any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) a majority of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
               THIRTEENTH: In the event that any of the provisions of this Certificate of Incorporation (including any provision within a single Section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.
          I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of June, 1998.

/s/ Lynn Buckley
Lynn Buckley
Sole Incorporator

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
USEC INC.
     USEC Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) thereof, DOES HEREBY CERTIFY:
     FIRST: That at a meeting of the Board of Directors of the Corporation duly called and held on February 8, 2008, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing such amendment to be submitted to the stockholders of the Corporation for approval at its next annual meeting of stockholders to be held on April 24, 2008. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that Article ELEVENTH of the Certificate of Incorporation be, and it hereby is, amended and restated in its entirety to read as follows, subject to the approval of the stockholders of the Corporation:
“ELEVENTH: Foreign Ownership
     A. [Reserved]
     B. Foreign Ownership Review Event. For purposes of this Article ELEVENTH, the term “Foreign Ownership Review Event” shall mean the occurrence of any one or more of the following events: (i) the beneficial ownership by a foreign person of (a) five percent (5%) or more of the issued and outstanding shares of any class of equity securities of the Corporation, (b) five percent (5%) or more in voting power of the issued and outstanding shares of all classes of equity securities of the Corporation, or (c) less than five percent (5%) of the issued and outstanding shares of any class of equity securities of the Corporation or less than five percent (5%) of the voting power of the issued and outstanding shares of all classes of equity securities of the Corporation, if such foreign person is entitled to control the appointment and tenure of any of the Corporation’s management positions or any director; (ii) the beneficial ownership of any shares of any class of equity securities of the Corporation by or for the account of a Contravening Person (as defined below); or (iii) any Adverse Regulatory Occurrence.
     C. Information Request. If the Corporation has reason to believe that the ownership or proposed ownership of, acquisition of an interest in, or exercise of rights with respect to, securities of the Corporation by any person, including record holders, beneficial owners and any person presenting any securities of the

Corporation for transfer into its name (a “Proposed Transferee”) may constitute a Foreign Ownership Review Event, the Corporation may request of such person and such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations as well as any other agreements or arrangements) as the Corporation shall request to enable the Board of Directors to determine whether the ownership of, the acquisition of any interest in, or the exercise of any rights with respect to, securities of the Corporation by such person constitutes a Foreign Ownership Review Event. Any person who is or proposes to be a registered holder of securities of the Corporation shall disclose to the Corporation, at the Corporation’s request, the name and address of the beneficial owner of the securities of the Corporation and any other information relating to such person’s ownership or other interest in securities of the Corporation that the Corporation may request.
     Any disclosure of information made under this Section C of Article ELEVENTH shall be delivered to the Corporation promptly upon a request by the Corporation therefor (and in any event within five (5) calendar days of such request). The Corporation may require that any such information be given under oath. The Board of Directors shall be entitled to rely and to act in reliance on any declaration and the information provided to the Corporation pursuant to this Section C of Article ELEVENTH.
     D. Suspension of Voting Rights; Refusal to Transfer. If any person, including a Proposed Transferee, from whom information is requested pursuant to Section C of this Article ELEVENTH should fail to respond to such request, or if the Corporation shall conclude that the ownership of, the acquisition of an interest in, or the exercise of any rights of ownership with respect to, securities of the Corporation by any person, including a Proposed Transferee, could constitute or result in any Adverse Regulatory Occurrence, then (i) the Board of Directors may, from time to time in its sole discretion, resolve that neither any record owner nor any beneficial owner of securities held by a person may be Transferred to a Proposed Transferee; and/or (ii) the Board of Directors may, in its sole discretion, resolve that such person, either alone or together with its Related Persons, as of any record date for the determination of holders of securities entitled to vote on any matter, shall not be entitled to vote or cause the voting of all or such portion as the Board of Directors shall determine of the securities of the Corporation owned beneficially or of record by such person or its Related Persons, in person or by proxy or through any voting agreement or other arrangement, (A) on any matter submitted to a vote of such holders or (B) on specified matters as from time to time determined by the Board of Directors. The Corporation may disregard any votes purported to be cast in excess of or otherwise in violation of the restrictions or limitations set forth in sub-section (ii) of Section D of this Article ELEVENTH. Any action by the Board of Directors pursuant to this Article ELEVENTH may remain in effect for as long as the Board of Directors determines such action is necessary to prevent or remedy any Adverse Regulatory Occurrence. Notwithstanding the foregoing, the Board of Directors may, from time to time in its sole discretion, (1) resolve to release any restriction on Transfer set forth herein from any number of securities, on terms and conditions and in ratios and numbers to be fixed by the Board of Directors in its sole discretion, and (2) resolve to release any of the securities of the Corporation from any of the limitations or restrictions on voting set forth in sub-section (ii) of Section D of this Article ELEVENTH.
     E. Legends. If any securities of the Corporation are represented by a certificate, a legend shall be placed on such certificate to the effect that such securities are subject to the restrictions set forth in this Article ELEVENTH. If any such securities shall not be represented by certificates, then the Corporation shall require, to the extent required by law, that an analogous notification of such restrictions be used in respect of such securities.
     F. Joint Ownership. For purposes of this Article ELEVENTH, where the same shares of any class of equity securities of the Corporation are held or beneficially owned by one or more persons, and any one of such persons is a foreign person or a Contravening Person, then such shares shall be deemed to be held or beneficially owned by a foreign person or Contravening Person, as applicable.
     G. [Reserved]
     H. Redemption and Exchange. Without limiting the generality of the foregoing and notwithstanding any other provision of this Certificate of Incorporation to the contrary, any shares held or beneficially owned by a foreign person or a Contravening Person shall always be subject to redemption or exchange by the Corporation by action of the Board of Directors, pursuant to Section 151 of the DGCL or any other applicable provision of law, to the extent necessary in the judgment of the Board of Directors to prevent any Adverse Regulatory Occurrence. Except where the context provides otherwise, as used in this Certificate of Incorporation, “redemption” and “exchange” are hereinafter collectively referred to as “redemption”, references to shares being “redeemed” shall be deemed to include             shares which are being “exchanged”, and references to “redemption price” shall be deemed to include the amount and kind of securities for which any such shares are exchanged. The terms and conditions of such redemption shall be as follows:
     (a) the redemption price of the shares to be redeemed pursuant to this Article ELEVENTH shall be equal to the fair market value of the shares to be redeemed, as determined by the Board of Directors in good faith unless the Board determines in good faith that the holder of such shares knew or should have known its ownership or beneficial ownership would constitute a Foreign Ownership Review Event, in which case the redemption price for any such shares, other than shares for which the Board of Directors had determined at the time of the holder’s purchase that the ownership of, or exercise of rights with respect to, such shares did not, at such time, constitute an Adverse Regulatory Occurrence, shall be equal to the lower of (i) the fair market value of the shares to be redeemed and (ii) such foreign person’s or Contravening Person’s purchase price for such shares;
     (b) the redemption price of such shares may be paid in cash, securities or any combination thereof and the value of any securities constituting all or any part of the redemption price shall be determined by the Board in good faith;
     (c) if less than all the shares held or beneficially owned by foreign persons are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;
     (d) at least 30 days’ written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or redemption securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed, duly endorsed in blank or accompanied by duly executed proper instruments of transfer;
     (e) from and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights attaching to such shares of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof thenceforth shall be entitled only to receive the cash or securities payable upon redemption; and
     (f) the redemption shall be subject to such other terms and conditions as the Board of Directors shall determine.
     In connection with any exchange effected pursuant to Section H of this Article ELEVENTH, authority is hereby expressly granted to the Board of Directors, subject to this Certificate of Incorporation and the DGCL, to fix the designations, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of any securities of the Corporation issued in exchange for any issued and outstanding securities of the Corporation held or beneficially owned by a foreign person or Contravening Person.
     I. Board Action. The Board of Directors shall have the exclusive right to interpret all issues arising under this Article ELEVENTH (including but not limited to determining whether a Foreign Ownership Review Event has occurred, whether an Adverse Regulatory Occurrence has occurred, whether a person is a foreign person or a Contravening Person, whether a person is an Affiliate of another person or a Related Person, whether a person controls or is controlled by another person and whether a person is the beneficial owner of securities of the Corporation, and whether a person has met the requirements of Section C of this Article ELEVENTH with regard to the provision of information), and the determination of the Board under this Article ELEVENTH shall be final, binding and conclusive. The Bylaws of the Corporation may make appropriate provisions to effectuate the requirements of this Article ELEVENTH to the extent set forth herein and the Board may, at any time and from time to time, adopt such other or additional reasonable procedures as the Board may deem desirable or necessary to comply with Regulatory Restrictions, to prevent or remedy any Adverse Regulatory Occurrence, to address any issues arising in connection with a Foreign Ownership Review Event or to otherwise carry out the provisions of this Article ELEVENTH.
     J. Certain Definitions. For purposes of this Article ELEVENTH,
     “Adverse Regulatory Occurrence” shall mean any ownership of, or exercise of rights with respect to, shares of any class of equity securities of the Corporation or other exercise or attempt to exercise control of the Corporation that is inconsistent with, or in violation of, any Regulatory Restrictions, or that could jeopardize the continued operations of the Corporation’s facilities.
     “Affiliate” and “Affiliated” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
     “Contravening Person” shall mean (i) a person acting as an agent for a Foreign Enrichment Provider with respect to uranium or uranium products or (ii) a Foreign Competitor.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Foreign Competitor” shall mean a Foreign Enrichment Provider or a person Affiliated with a Foreign Enrichment Provider in such a manner as to constitute a Foreign Ownership Review Event.
     “Foreign Enrichment Provider” shall mean any person incorporated, organized or having its principal place of business outside of the United States which is in the business of enriching uranium for use by nuclear reactors or any person incorporated, organized or having its principal place of business outside of the United States which is in the business of creating a fissile product capable of use as a fuel source for nuclear reactors in lieu of enriched uranium.
     “foreign person” shall mean (i) an individual who is not a citizen of the United States of America; (ii) a partnership in which any general partner is a foreign person or the partner or partners having a majority interest in partnership profits are foreign persons; (iii) a foreign government or representative thereof; (iv) a corporation, partnership, trust, company, association or other entity organized or incorporated under the laws of a jurisdiction outside of the United

States and (v) a corporation, partnership, trust, company, association or other entity that is controlled directly or indirectly by any one or more of the foregoing.
     “person” shall include natural persons, corporations, partnerships, companies, associations, trusts, joint ventures, other entities, governments, or political subdivisions, agencies or instrumentalities of governments.
     “Regulatory Restrictions” shall mean the regulations, rules or restrictions of any governmental entity or agency which exercises regulatory power over the Corporation, its business, operations or assets, including, without limitation, the U.S. Nuclear Regulatory Commission.
     “Related Person” shall mean with respect to any person:
     (1) any Affiliate of such person;
     (2) any other person(s) with which such first person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of securities of the Corporation;
     (3) in the case of a person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such person and, in the case of a person that is a partnership or a limited liability company, any general partner, managing member or manager of such person, as applicable;
     (4) in the case of a person that is a natural person, any relative or spouse of such natural person, or any relative of such spouse who has the same home as such natural person or who is a director or officer of the Corporation or any of its Affiliates;
     (5) in the case of a person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and
     (6) in the case of a person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable.
     “Transfer” shall mean (with its cognates having corresponding meanings), with respect to any securities of the Corporation, any direct or indirect assignment, sale, exchange, transfer, tender or other disposition of such securities or any interest therein, whether voluntary or involuntary, by operation of law or otherwise (and includes any sale or other disposition in any one transaction or series of transactions and the grant or transfer of an option or derivative security covering such securities), and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; provided, however, that a

     “Transfer” shall not occur simply as a result of the grant of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Exchange Act.
     K. Amendment. Any amendment, alteration, change or repeal of this Article ELEVENTH shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) the affirmative vote of holders of at least two-thirds of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.”
     SECOND: Thereafter, at the annual meeting of stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the affirmative vote of holders of at least two-thirds of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class, as required by Article ELEVENTH of the Certificate of Incorporation, was obtained in favor of such amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 25th day of April, 2008.

USEC INC.
By:	/s/ John K. Welch
Name:	John K. Welch
Title:	President and Chief Executive Officer

CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
USEC INC.
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware
          We, James R. Mellor, Chairman of the Board, and Timothy B. Hansen, Secretary, of USEC Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:
          That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on April 24, 2001, adopted the following resolution creating a series of one hundred thousand (100,000) shares of Preferred Stock designated as Series A Junior Participating Preferred Stock:
          RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:
          Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be one hundred thousand (100,000).
          Section 2. Dividends and Distributions.
               (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.10 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after April 24, 2001 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
               (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
               (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

          Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:
               (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
               (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
               (C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.
               (ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.
               (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.
               (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.
               (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.
               (D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
          Section 4. Certain Restrictions.
               (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not
               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;
               (ii) declare or pay dividends on or make any other distributions on any             shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A

Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or
               (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
               (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
          Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
          Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000 per share of Series A Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A

Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.
               (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
               (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

          Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
          Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, neither the Certificate of Incorporation of the Corporation nor this Certificate of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.
          Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.
          IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 24th day of April, 2001.

/s/ James R. Mellor
Chairman of the Board

Attest:
/s/ Timothy B. Hansen
Secretary

CERTIFICATE OF INCREASE
OF
CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
USEC INC.
     USEC Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) thereof, DOES HEREBY CERTIFY:
     1. No shares of Series A Junior Participating Preferred Stock of the Corporation have, as of the date of this Certificate, been issued.
     2. A resolution providing for an amendment to the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Corporation was duly adopted by the Board of Directors of the Corporation on September 10, 2007, which resolution provides as follows:
     RESOLOVED, that the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Corporation, filed with the Delaware Secretary of State on August 25, 2001, shall be amended by amending and restating Section 1 thereof in its entirety as follows:
     “Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be two hundred thousand (200,000).”
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase of Certificate of Designation to be executed by its duly authorized officer this 21st day of September, 2007.

USEC INC.
By:	/s/ Allen L. Lear
Allen L. Lear
Interim General Counsel and Secretary